UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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QUEST RESOURCE HOLDING CORPORATION

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QUEST RESOURCE HOLDING CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 8, 2025

The Annual Meeting of Stockholders of Quest Resource Holding Corporation, a Nevada corporation, will be held at 9:00 a.m., local time, on Tuesday, July 8, 2025, at the offices of Quest Resource Holding Corporation, located at 3481 Plano Parkway, Suite 100, The Colony, Texas 75056, for the following purposes:

1.	To elect two directors, each to serve for a three-year term expiring in 2028.

2.	To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2024, or say-on-pay.

3. To provide a non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers, or say-on-frequency.

4.	To ratify the appointment of Semple, Marchal and Cooper, LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending December 31, 2025.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on May 29, 2025 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously given your proxy.

Sincerely,

/s/ Brett W. Johnston

Brett W. Johnston
Secretary

The Colony, Texas

June 10, 2025

TABLE OF CONTENTS

VOTING AND OTHER MATTERS	1

PROPOSAL ONE: ELECTION OF DIRECTORS	4

CORPORATE GOVERNANCE	7

MANAGEMENT	14

EXECUTIVE COMPENSATION	15

DIRECTOR COMPENSATION	22

EQUITY COMPENSATION PLAN INFORMATION	23

REPORT OF THE AUDIT COMMITTEE	25

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	27

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)	27

PROPOSAL THREE: ADVISORY VOTE ON DETERMINING THE FREQUENCY OF SAY-ON-PAY (“SAY-ON-FREQUENCY”)	29

PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT	29

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS	31

HOUSEHOLDING OF PROXY MATERIALS	31

OTHER MATTERS	32

i

QUEST RESOURCE HOLDING CORPORATION

3481 Plano Parkway

The Colony, Texas 75056

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is being solicited on behalf of Quest Resource Holding Corporation, a Nevada corporation (the “Company”), by our board of directors (“Board of Directors”) for use at our Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Tuesday, July 8, 2025, or at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in this proxy statement and in the accompanying notice. The Annual Meeting will be held at the offices of Quest Resource Holding Corporation, located at 3481 Plano Parkway, Suite 100, The Colony, Texas 75056, for the following purposes:

1.	To elect two directors, each to serve for a three-year term expiring in 2028.

2.	To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2024, or say-on-pay.

3.	To provide a non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers, or say-on-frequency.

4.	To ratify the appointment of Semple, Marchal and Cooper, LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending December 31, 2025.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If you need directions to the location of the Annual Meeting, please call (972) 464-0004.

These proxy solicitation materials were first released on or about June 10, 2025 to all stockholders entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on July 8, 2025.

These proxy materials, which include the notice of Annual Meeting, this proxy statement, and our 2024 Annual Report for the fiscal year ended December 31, 2024, are available at https://www.proxydocs.com/QRHC.

Stockholders Entitled to Vote; Record Date; How to Vote

Stockholders of record at the close of business on May 29, 2025, which we have set as the record date, are entitled to notice of and to vote at the Annual Meeting. On the record date, there were outstanding 20,681,818 shares of our common stock. Each stockholder voting at the Annual Meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the Annual Meeting.

If, on May 29, 2025, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by using the accompanying proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by filling out and returning the enclosed proxy card or online as instructed on the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person.

If, on May 29, 2025, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your proxy. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

Quorum; Required Vote; Broker Non-Votes and Abstentions

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the Annual Meeting. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the election inspector appointed for the Annual Meeting, who will determine whether a quorum is present.

Assuming that a quorum is present, the vote of a majority of the votes present (in person or by proxy) and entitled to vote will be required to elect directors and to ratify the appointment of Semple, Marchal and Cooper, LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending December 31, 2025. The advisory vote on the compensation of our named executive officers for fiscal 2024, or say-on-pay, and the advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers, or say-on-frequency, are non-binding, but the Board of Directors will consider the input of stockholders based on the vote of a majority of the votes present (in person or by proxy) and entitled to vote for the say-on-pay proposal and the say-on-frequency proposal.

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of Semple, Marchal and Cooper, LLP as the independent registered public accountant of our company for the fiscal year ending December 31, 2025. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors, the say-on-pay proposal or the say-on-frequency proposal. For your vote to be counted in the election of directors, the say-on-pay proposal or the say-on-frequency proposal, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the Annual Meeting.

Broker non-votes do not represent votes entitled to vote “for” or “against” a proposal and will have no effect on the election of directors, the say-on-pay proposal, the say-on-frequency proposal or the proposal to ratify the appointment of Semple, Marchal and Cooper, LLP as the independent registered public accountant of our company for the fiscal year ending December 31, 2025, as each such proposal is determined by reference to the vote of a majority of the votes present (in person or by proxy at the Annual Meeting) and entitled to vote.

Where a proposal requires a majority of the votes present (in person or by proxy) and entitled to vote, an abstention will have the same effect as a vote “against” that proposal. As such, an abstention for any of the proposals herein will be considered as a vote “against” such proposal.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting as directed. Except as provided above under “Quorum; Required Vote; Broker Non-Votes and Abstentions,” if no specification is indicated, the shares will be voted (1) “for” the election of each of the two director nominees set forth in this proxy statement, (2) “for” the approval of the compensation of our named executive officers for fiscal 2024, (3) to hold an advisory vote on the compensation of our named executive officers on an annual basis and (4) “for” the ratification of the appointment of Semple, Marchal and Cooper, LLP as the independent registered public accountant of our company for the fiscal year ending December 31, 2025. If any other matter is properly presented at the Annual Meeting, the individuals specified in the proxy will vote your shares using their best judgment.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2024 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information contained in the “Report of the Audit Committee” shall not be deemed “filed” with the Securities and Exchange Commission (the “SEC”), or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in our Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at the address of our executive offices set forth in this proxy statement.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Nominees

Our articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. As of the date of this proxy statement, there are seven directors and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. Our Board of Directors has nominated Glenn A. Culpepper and Sarah R. Tomolonius for election as Class I directors for three-year terms expiring in 2028 or until their respective successors are elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” each of the nominees named above. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Our Board of Directors recommends a vote “for” the nominees named herein.

The following table sets forth certain information regarding our directors:

Name	Age	Position
Daniel M. Friedberg	63	Chairman of the Board (2)(4)(5)
S. Ray Hatch	65	Director (4)(5)
Glenn A. Culpepper	69	Director (1)(3)(5)
Stephen A. Nolan	64	Director (1)(3)(5)
Sarah R. Tomolonius	45	Director (1)(2)(3)
Audrey P. Dunning	63	Director (1)(2)(4)
Robert Lipstein	70	Director (1)(6)

___________________

(1)	Member of the Audit Committee
(2)	Member of the Nominations and Corporate Governance Committee
(3)	Member of the Compensation Committee
(4)	Member of the Strategic Planning Committee
(5)	Member of the Financing Committee
(6)	Mr. Lipstein is a new director appointed on May 7, 2025.

See below for certain biographical information about our director nominees named herein and directors continuing in office after the Annual Meeting:

Daniel M. Friedberg has served as Chairman of the Board of our company since April 2019. Mr. Friedberg has served as the Chief Executive Officer of Hampstead Park Capital Management LLC, a private equity investment firm since its founding in May 2016, a Managing Partner at 325 Capital LP since its founding in 2016, and is the Chief Executive Officer of Roundtrip EV Solutions, Inc., a private company in the electric vehicle industry, since May 2021. Previously, Mr. Friedberg was Chief Executive Officer and Managing Partner of Sagard Capital Partners L.P., a private equity investment firm, from its founding in January 2005 until May 2016; Vice President of Power Corporation of Canada, a diversified international management holding company, from January 2005 to May 2016; a Partner and Consultant with Bain & Company, a global strategy management consulting company, from 1997 to 2005 and 1987 to 1991, respectively. Mr. Friedberg has been serving on the Board of Directors of Multi Sensor AI Holdings, Inc (Nasdaq: MSAI) since July 2024. Mr. Friedberg also has served on the Board of Directors of Transact Technologies Inc. (Nasdaq: TACT), a manufacturer of printers and restaurant systems, since March 2022. Previously, Mr. Friedberg served as a member on the Board of Directors of Roth CH Acquisition IV Co. (Nasdaq: ROCG), a publicly-traded special purpose acquisition company, from August 2021; and served as a member on the Board of Directors of each of Roth CH Acquisition III Co. (Nasdaq: ROCR), a publicly-traded special purpose acquisition company, from March 2020 to March 2021 until its merger with QualTek Services Inc. (Nasdaq: QTEK); and Roth CH Acquisition II Co. (Nasdaq: ROCC), a publicly-traded special purpose acquisition company, from December 2020 until its merger with Reservoir Holdings, Inc. in July 2021. Mr. Friedberg also serves on the private board of directors of USA Field Hockey. Mr. Friedberg has a master’s in business administration degree from Cornell University’s Johnson Graduate School of Business, and a Bachelor of Science from the University of Manchester Institute & Technology. Mr. Friedberg’s experience as the Chief Executive Officer of three investment firms, his experience as an executive with a leading global management consulting firm, his extensive experience in investing in private and public companies, and his service on multiple boards of directors provide him with knowledge and experience with respect to organizational, financial, operational, M&A, and strategic planning matters and provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

S. Ray Hatch served as President and Chief Executive Officer of our company from February 2016 to March 2025 and has served as a director since February 2016. Mr. Hatch served as President of Merchants Market Group, LLC, an international foodservice distribution company, from February 2014 to January 2016. From June 2008 to January 2014, Mr. Hatch served in various roles with Oakleaf Waste Management, a provider of waste outsourcing that was acquired by Waste Management, including as Executive Vice President and Chief Operating Officer of Greenleaf Equipment from May 2010 to January 2014 and Senior Vice President Regional Sales from June 2008 to May 2010. From July 2003 to October 2007, Mr. Hatch served in various positions with Food Services of America, a wholesale food distributor, including as Senior Vice President of Sales and Marketing and Chief Marketing Officer from August 2005 to October 2007 and Executive Vice President – Western Washington Group from July 2003 to August 2005. Mr. Hatch served as Division President of U.S. Foodservice (formerly, Alliant Foodservice), a food service distributor, from January 1999 to July 2003. We believe Mr. Hatch’s prior position as President and Chief Executive Officer of our company, his intimate experience with all aspects of the operations, opportunities, and challenges of our company, and his prior service in the environmental services industry provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Glenn A. Culpepper has served as a director of our company since July 2021. Mr. Culpepper has served as a director, investor, and consultant to companies in the environmental services, construction materials, and mining industries during the past five years. From February 2015 to June 2016, Mr. Culpepper was a Senior Vice President with Newmont Mining Corp, the world’s largest gold mining company. Mr. Culpepper was the Executive Vice President and Chief Financial Officer of Republic Services, Inc., the second largest solid waste services company in the United States, from January 2013 to August 2014. He was the Chief Financial Officer of Summit Materials, Inc., a leading business in the aggregates and construction materials sector, from July 2010 to December 2012. Prior to that, Mr. Culpepper spent 21 years at CRH plc, a large publicly-traded multinational construction materials company based in Dublin, Ireland, including two years as its principal financial officer and member of its board of directors, and 13 years as the Chief Financial Officer of its North American operation, Oldcastle Materials, Inc. Prior to CRH, he held roles of increasing responsibility in audit, tax, and mergers and acquisitions at Price Waterhouse. We believe Mr. Culpepper’s experience as a senior executive and Chief Financial Officer of several companies and his executive and board experience at other companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Stephen A. Nolan has served as a director of our company since April 2019. Mr. Nolan served as President and Chief Operating Officer of SGS North America, the world’s largest testing, inspection and certification company, from August 2019 until his retirement in March 2024. From June 2013 to April 2018, Mr. Nolan served as Chief Financial Officer and, subsequently, Chief Executive Officer and a member of the Board of Directors of Hudson Global, Inc. (Nasdaq: HSON), a global provider of professional recruitment, talent management, and recruitment process outsourcing services. From September 2004 to December 2012, Mr. Nolan served as Chief Financial Officer of Adecco North America, a staffing and human capital solutions company. From November 2001 to September 2004, Mr. Nolan served as Chief Financial Officer for DHL Global Forwarding NA, a freight forwarding business. From April 2000 to November 2001, Mr. Nolan served as Corporate Controller for Newpower, a residential energy marketing start-up. From December 1985 to March 2000, Mr. Nolan served in Finance roles at Reckitt Benckiser, a global consumer products company. From October 1981 to December 1985, Mr. Nolan served as Audit Senior for PwC. We believe Mr. Nolan’s experience as the Chief Financial Officer and Chief Operating Officer of a number of companies and his executive and board experience at other companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Sarah R. Tomolonius has served as a director of our company since September 2016. Ms. Tomolonius is a Partner, Head of Investor Relations at M13, a consumer tech-focused full-service venture capital engine, where she has served since March 2020. Ms. Tomolonius co-founded the Sustainability Investment Leadership Council in January 2015. Ms. Tomolonius has served on the advisory board of Private Equity International’s Investor Relations, Marketing and Communications forum since August 2023. Ms. Tomolonius served as Vice President, Marketing and Investor Relations for Arlon Group, a food and agriculture investment firm, from December 2012 to June 2018, and served as Senior Professional, Management Reporting & Analytics from December 2010 to December 2012. From October 2008 to December 2010, Ms. Tomolonius served as Associate, Investor Relations for Citi Private Equity, a private equity group that was acquired by StepStone Group in October 2010. From October 2005 to September 2007, Ms. Tomolonius served as Research Analyst, Corporate & Public Affairs Group of Edelman, a global public relations firm. Ms. Tomolonius served as Program Assistant, Water & Coastal Program of Natural Resources Defense Council, a non-profit international environmental advocacy group, from October 2002 to September 2005. Ms. Tomolonius also served as Chair of the Sustainability Committee for the New York Alternative Investment Roundtable. We believe that Ms. Tomolonius’ experience in the environmental and financial industries and her focus on sustainability provide the requisite qualifications, skills, perspectives, and experiences that make her well qualified to serve on our Board of Directors.

Audrey P. Dunning has served as a director of our company since June 2023. Ms. Dunning is currently the founder and Chief Executive Officer of AMP Growth Advisors, a firm that specializes in strategic planning, business development, executive coaching and advises on digital transformation and technology risk management. Ms. Dunning currently serves on the Board of Directors for TransAct Technologies (Nasdaq: TACT), a global leader in software-driven technology and printing solutions for high-growth markets, since March 2022. Ms. Dunning also serves on the Board of Directors for TriState Capital Bank, one of the fastest-growing banks in the nation with assets exceeding $20 billion and a wholly-owned subsidiary of Raymond James Financial, Inc. (NYSE: RJF) as of June 2022. Ms. Dunning has previously served as a director of the Pittsburgh Branch of the Federal Reserve Bank of Cleveland from January 2015 through December 2020, and the board of Dollar Bank, FSB from January 2016 to December 2019. Ms. Dunning also served as the Chief Executive Officer of Summa Technologies, a digital solutions consultancy company that combined its human-centered design, strategy, and agile software development capabilities to power businesses and deliver engaging customer experiences from 2007 until its acquisition by CGI, Inc. (NYSE:GIB) in 2017. We believe that Ms. Dunning’s experience as a former and current Chief Executive Officer, combined with her broad experience across information technology and digital transformation initiatives provide the requisite qualifications, skills, perspectives, and experiences that make her well qualified to serve on our Board of Directors.

Robert Lipstsein has served as a director of our company since May 2025. Mr. Lipstein currently serves on the Board of Directors for Seacoast Banking Corporation of Florida (Nasdaq: SBCF), one of the largest community banks headquartered in Florida with approximately $15.2 billion in assets and $12.2 billion in deposits as of December 31, 2024, since May 2019. Mr. Lipstein has been serving on the Board of Directors of OnFolio Holdings Inc. (Nasdaq: ONFO), which acquires and develops internet business, since February 2022. Mr. Lipstein is also currently on the Board of Directors of Firstrust Savings Bank and its subsidiary since April 2021 and MM Digital Collective (formerly, Modern Mirror) since March 2025, each a privately owned entity. Previously, Mr. Lipstein also served on the Board of Directors of Onity (formerly, Ocwen Financial) (NYSE: ONIT) from March 2017 to May 2020 and on the Board of Directors of Infrasight Software from November 2020 to August 2024. He also served as a partner at KPMG LLP from October 1986 to September 2016, during which time Mr. Lipstein was the managing partner from September 2014 to September 2016. Mr. Lipstein was initially appointed as a director of our company pursuant to a Cooperation Agreement, dated as of May 7, 2025, by and among our company and the persons and entities listed on Exhibit A thereto, regarding certain changes to the composition of our Board of Directors and other related matters. We believe that Mr. Lipstein’s services on multiple boards of directors and his experience as managing partner of an accounting firm provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

There are no family relationships among any of our directors, director nominees, and executive officers.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Messrs. Culpepper, Friedberg, Nolan and Lipstein and Mses. Dunning and Tomolonius are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Market, or Nasdaq, and by the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. Mr. Hatch was employed by the Company during the past three years and as such is not deemed to be independent under Nasdaq rules.

Classification of our Board of Directors

Our Board of Directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class are elected for three-year terms to succeed the directors of that class whose terms are expiring. Mr. Culpepper and Ms. Tomolonius are Class I directors whose terms will expire at the Annual Meeting. Mr. Nolan and Ms. Dunning are Class II directors whose terms will expire in 2026. Messrs. Friedberg, Lipstein and Hatch are Class III directors whose terms will expire in 2027. Mr. Lipstein was appointed by our Board of Directors as a Class III director on May 7, 2025.

Committee Charters, Corporate Governance Guidelines, and Codes of Conduct and Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct that applies to all of our directors, officers, and employees, including our principal executive officer and principal financial and accounting officer, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at https://investors.qrhc.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC regulations. These documents are also available in print, free of charge, to any stockholder requesting a copy in writing from our Secretary at the address of our executive offices.

Executive Sessions

We regularly schedule executive sessions in which independent directors meet without the presence or participation of management. The Chairman of our Board of Directors serves as the presiding director of such executive sessions.

Board Committees

Our bylaws authorize our Board of Directors to appoint from among its members one or more committees consisting of one or more directors. Our Board of Directors has established standing Audit, Compensation, and Nominations and Corporate Governance Committees, each consisting entirely of independent directors as “independence” is defined by the listing standards of Nasdaq and by the SEC. The Board of Directors also established a standing Strategic Planning Committee in July 2019 and a Financing Committee in July 2024.

The Audit Committee

The purpose of the Audit Committee includes overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company and providing assistance to our Board of Directors with respect to its oversight of the integrity of our company’s financial statements, our company’s compliance with legal and regulatory requirements, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accountant to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent registered public accountant and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Culpepper, Nolan and Lipstein and Mses. Dunning and Tomolonius. Our Board of Directors has determined that each of Messrs. Culpepper, Nolan and Lipstein and Mses. Dunning and Tomolonius, whose backgrounds are detailed above, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Culpepper chairs the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or, when appropriate, recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company in light of the goals and objectives of our compensation program for that year. As part of its responsibilities, the Compensation Committee evaluates the performance of our Chief Executive Officer and, together with our Chief Executive Officer, assesses the performance of our other executive officers. The Compensation Committee is entitled to delegate its responsibilities to a subcommittee of the Compensation Committee, which complies with the applicable rules and regulations of the Nasdaq Stock Market, the SEC, and other regulatory bodies. From time to time the Compensation Committee retains the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of its compensation consultants, and its compensation consultants report directly to the Compensation Committee.

The Compensation Committee currently consists of Messrs. Culpepper and Nolan and Ms. Tomolonius. Mr. Nolan chairs the Compensation Committee.

The Strategic Planning Committee

The Strategic Planning Committee provides assistance to our Board of Directors in assessing whether our management has the resources necessary to implement our company’s strategy; assessing external developments and factors, including changes in the economy, competition and technology, on our company’s strategy and execution of its strategy; and advising on strategic development activities, including those not in the ordinary course of business, under consideration from time to time by our company.

The Strategic Planning Committee currently consists of Messrs. Friedberg and Hatch and Ms. Dunning. Mr. Friedberg chairs the Strategic Planning Committee.

The Nominations and Corporate Governance Committee

The purpose of the Nominations and Corporate Governance Committee includes the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of a set of corporate governance principles applicable to our company.

The Nominations and Corporate Governance Committee currently consists of Mr. Friedberg and Mses. Dunning and Tomolonius. Mr. Friedberg chairs the Nominations and Corporate Governance Committee.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our Secretary at the address of our executive offices. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

The Financing Committee

The Financing Committee provides assistance to our Board of Directors in reviewing our company’s operational and financial performance, including our company’s budgets, capital allocation practices and policies and review of strategic alternatives, and make recommendations to our Board of Directors on the foregoing matters. The Financing Committee currently consists of Messrs. Friedberg, Nolan, Culpepper and Hatch. Mr. Friedberg chairs the Financing Committee.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, debt and equity placements, and new service offerings.

Our board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory requirements, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. The Compensation Committee considers the risk of our compensation policies and practices and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance related risk, such as board independence, conflicts of interests, and management and succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of prospective directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific qualifications, skills, perspectives, and experience necessary to conclude that each individual should continue to serve as a director of our company.

Environmental, Social and Governance Principles

In 2025, we intend to continue our efforts to formalize and improve environmental, social, and governance (“ESG”) programs as well as to increase transparency and disclosure about these programs. As reflected in this proxy statement, we continued our commitment to strong corporate governance principles, which include standing committees of the Board comprised of only independent directors, prohibition on pledging and hedging our stock, and strong corporate ethics and compliance policies such as our Code of Conduct and Code of Ethics.

Our business involves creating customer-specific programs and performing the related services for the collection, processing, recycling, disposal, and tracking of waste streams and recyclables to maximize resource utilization. Our programs and services enable our customers to address their business, sustainability and ESG goals and responsibilities. We believe our services are comprehensive, innovative, and cost effective. Our services are designed to enable our business customers to capture the commodity value of their waste streams and recyclables, better manage their disposal and total operating costs, enhance their management of environmental risks, enhance their legal and regulatory compliance, and achieve their business and environmental goals while maximizing the efficiency of their assets. Our services currently focus on the waste streams and recyclables from big box retailers, including grocers and other specialty retailers; transportation, logistics, and fleet operators; manufacturing and industrial facilities; automotive after-market operations such as automotive maintenance, quick lube, dealerships, and collision repair; multi-family and commercial properties; restaurant chains and food operations; and construction and demolition projects. We currently concentrate on programs for recycling cardboard, pallets, wood waste, metal, glass, motor oil and automotive lubricants, oil filters, scrap tires, oily water, goods destruction, food waste, meat renderings, cooking oil and grease trap waste, plastics, mixed paper, construction debris, as well as a large variety of regulated and non-regulated solid, liquid, and gas wastes. In addition, we offer products such as antifreeze and windshield washer fluid, dumpster and compacting equipment, and other minor ancillary services. We also provide information and data that tracks and reports the detailed transactional and environmental results of our services and provides actionable data to improve business operations. The data we generate enables our customers to address their environmental goals and responsibilities and to report to internal and external parties such as employees, investors, business partners, and governmental agencies.

Some of our efforts to further our environmental and social principles include the programs described below.

Environmental Sustainability. We are dedicated to embodying the sustainable message that we educate our clients on. We recognize that reducing the environmental impact of our own operations is an important part of the value that we deliver to our customers. As a business focused on promoting mindful use of our natural resources, we have established a Sustainability Team to ensure that beyond the services we provide, we strive to create sustainability throughout our internal operations. Internally, we support environmental awareness by tracking our carbon footprint and encouraging recycling and waste management in our business practices and operating procedures. Special recycling receptacles have been set up at our offices to promote the separation and collection of designated recyclable materials. We encourage reducing and, when possible, eliminating the use of disposable products. Our source reduction decreases the consumption of valuable resources through workplace practices such as: communication through email and video conferencing when possible in place of travel; using two-sided photocopying; using green marketing tactics ranging from using recycled materials for printing and packaging to paperless advertising and marketing; and turning off lights when rooms are not in use.

Community. Increasingly, corporations are seeing not only the philanthropic value of giving back, but also the business value of integrating their community investment into their business practices. Our commitment focuses on engaging in a number of community events that provide support within the various communities in which our organization operates.

•	At a local level with our corporate headquarters, we have elected to establish an ongoing community partnership with local charity organization, Susan G. Komen.

•	To support communities where we perform work for our clients, we selectively partner with organizations that allow us to leverage our client relationships for greater community value. This includes things such as participating in Earth Day events to support a client’s commitment to zero waste, supporting a client’s local BOPAE (Batteries, Oil, Paint, Antifreeze, Electronics) recycling events, and participating with organizations to support local shelters or food kitchens.

Employee and Client Safety. The safety of our employees and clients remain fundamental to our day-to-day operational focus. We implement various workplace safety measures designed to protect the health and safety of our employees and clients. We built our company’s infrastructure to be fully operational, even in times of disruption caused by catastrophic events such as natural disasters or a potential outbreak such as the one we have faced for the past several years. Our robust cloud-based IT infrastructure and powerful network has allowed us to successfully implement our Business Continuity Plan and switch to a 100% virtual environment. Our operating protocols allow for all employees to work from home, if needed, without losing access to any data, software, applications or information used in our everyday workflow to manage our customer’s waste and recycling programs. In addition, we have established double redundancy for all critical functions and account management needs to ensure business continuity. We qualify as an “essential business” under applicable laws; however, due to strategic planning efforts with regard to our workforce, approximately 85% of our employees worked remotely in 2025. With respect to essential employees who worked in the office, we complied with all Centers for Disease Control and Prevention, state, and local guidelines.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of our Board of Directors by not requiring the separation of the roles of Chief Executive Officer and Chairman of the Board.

We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our company. The Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the Board of Directors as well as executive sessions of the Board of Directors.

Clawback Policy

We adopted a clawback policy on May 1st, 2019 (“2019 Clawback Policy”). In the event we are required to prepare an accounting restatement of our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officers who received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. In addition, we will also have the right to recover incentive compensation (whether cash or equity), if a participant, without our consent, while employed by or providing services to our company or any related entity or after termination of such employment or services, violates a non-competition, non-solicitation, or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with our Corporate Governance Guidelines, Code of Conduct, Code of Ethics for the CEO and Senior Financial Officers, or any other corporate governance materials specified by the SEC or exchange on which our common stock is listed. This policy is administered by the Compensation Committee of our Board of Directors. The policy is effective for financial statements for periods beginning on or after January 1, 2019.

In addition to our 2019 Clawback Policy, we also adopted on November 17, 2023, the Company’s 2023 Dodd-Frank Clawback Policy.

Stock-Based Compensation

We used stock-based awards to reward long-term performance and to attract, motivate, retain and reward executive officers and other employees, officers, directors and individual consultants by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and provide such persons with performance incentives to expend their maximum efforts in the creation of stockholder value. Stock-based awards are awarded under our 2024 Incentive Compensation Plan (the “2024 Plan”).

Neither the Board of Directors nor the Compensation Committee takes material nonpublic information into account when determining the timing or terms of equity awards, including with respect to options, nor do we time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation Committee has generally granted such awards once a year to directors and executive officers. In addition to the annual grants of equity awards, equity awards may be granted at other times during the year to newly hired or promoted employees, and in other special circumstances. In 2024, we did not grant any stock options, stock appreciation rights, or similar option-like instruments to directors, named executive officers or other individuals.

Insider Trading Policy

We have an insider trading policy governing the purchase, sale and other dispositions of our securities (the “Insider Trading Policy”) that applies to all of our directors, officers and employees. We believe that the Insider Trading Policy is reasonably designed to promote compliance with applicable U.S. federal securities laws, rules and regulations, as well as Nasdaq listing standards applicable to us, relating to insider trading.

Director and Officer Derivative Trading and Hedging Policy

We adopted a director and officer derivative trading and hedging policy in May 2019. Directors and executive officers of our company (including any family members residing in the household of a director or executive officer) may not engage in derivative trading or hedging involving our company’s securities or pledging or margining any common stock of our company.

Stock Ownership Guidelines

We adopted stock ownership guidelines for our non-employee directors and for our Chief Executive Officer, our Chief Financial Officer, and our Chief Operating Officer. Our non-employee directors and Chief Executive Officer are required to have stock ownership of our common stock with an acquisition price equal to at least $100,000 and our Chief Financial Officer and our Chief Operating Officer are each required to have stock ownership of our common stock with an acquisition price equal to at least $75,000.

Each individual has five years from the later of the date of adoption of these guidelines (April 3, 2019) or the date of appointment of the individual as a director or a designated executive officer to achieve the required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our designated executive officers and members of our Board of Directors with our stockholders.

Stock ownership generally includes shares directly owned by the individual (including any shares over which the individual has sole ownership, voting, or investment power); shares owned by the individual’s minor children and spouse and by other related individuals and entities over whose shares the individual has custody, voting control, or power of disposition; shares underlying restricted stock units (“RSUs”) and deferred stock units (“DSUs”) that have vested or will be vested within 60 days; shares held in trust for the benefit of the individual or the individual’s immediate family members; and shares owned through savings plans, such as our 401(k) Plan and our deferred compensation plan or acquired through our employee stock purchase plan.

The acquisition price for purposes of the stock ownership guidelines is the actual purchase price paid for shares of our common stock through open market purchases, private placements, the exercise of stock options, and similar purchases; the amount of cash compensation for executive base salaries or bonuses or director cash compensation exchanged for RSUs or DSUs; and the grant date price of shares underlying vested RSUs or DSUs issued other than in lieu of or in exchange for executive base salaries or bonus or director cash compensation.

The failure to satisfy the required ownership level may result in the ineligibility of the individual to receive stock-based compensation in the case of a designated executive officer or director or the inability to be a nominee for election to the Board of Directors in the case of a director.

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended December 31, 2024, Messrs. Culpepper and Nolan and Ms. Tomolonius served on our Compensation Committee. Messrs. Culpepper and Nolan and Ms. Tomolonius had no material contractual or other relationships with us during such period except as directors and equity holders. Ronald Miller, a former director, served on our Compensation Committee prior to our 2024 annual meeting of stockholders but no longer served on our Compensation Committee following our 2024 annual meeting of stockholders. Mr. Miller had no material contractual or other relationships with us during such period except as a director and equity holder.

Board and Committee Meetings

Our Board of Directors held a total of nine meetings during the fiscal year ended December 31, 2024. During the fiscal year ended December 31, 2024, the Audit Committee held 11 meetings; the Compensation Committee held five meetings; the Nominations and Corporate Governance Committee held seven meetings; the Strategic Planning Committee held four meetings; and the Financing Committee held one meeting. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she was a member.

Annual Meeting Attendance

We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of our Board of Directors on the same day as our annual meeting of stockholders. All of our directors attended our 2024 annual meeting of stockholders.

Communications with Directors

Stockholders and other interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Quest Resource Holding Corporation c/o any specified individual director or directors at the address of our executive offices. Any such letters are sent to the indicated directors.

MANAGEMENT

The following table sets forth certain information regarding our executive officers:

Name	Age	Position
Perry W. Moss	65	President and Chief Executive Officer
Brett W. Johnston	49	Senior Vice President and Chief Financial Officer
David P. Sweitzer	62	Executive Vice President and Chief Operating Officer

______________

Perry W. Moss has served as the President and Chief Executive Officer of our company since March 2025 and previously served as the Chief Revenue Officer of our company from June 2024 to March 2025. Mr. Moss previously joined our company as Senior Vice President of Sales and Business Development in July 2023 and brings over 30 years of broad business development experience. Mr. Moss has previously worked in various leadership roles at Rubicon Technologies, Inc. (NYSE: RBT), a publicly traded digital marketplace for waste and recycling services, including Chief Advisor from January 2018 to March 2023, President from January 2011 to December 2017 and Chief Operating Officer from May 2011 to June 2011. Prior to Rubicon, Mr. Moss also served in various roles at Oakleaf Waste Management, a sustainability service group that provides environmental solutions, including Executive Vice President of Major Accounts and Business Development from August 2009 to May 2011, Senior Vice President of Client Services from August 2007 to August 2009 and Senior Vice President of Recycling Services from November 2004 to August 2007. From 1995 to 2004, Mr. Moss served as the Director of Business Development for Smurfit-Stone Container, a global paperboard and paper-based packaging company.

Brett W. Johnston has served as Senior Vice President and Chief Financial Officer of our company since November 2022. Mr. Johnston served as both Senior Vice President and Vice President of Finance and Business Development for the Construction Products Group at Arcosa, Inc., a publicly traded infrastructure products company, from November 2018 to October 2022. From 2003 until November 2018 when Arcosa spun off from Trinity Industries, a publicly traded multi-industry company, Mr. Johnston served in various roles for the Construction Materials division across operations, finance, strategic planning, business development, and sales and marketing including Vice President of Finance and Business Development, Vice President of Operations, and Vice President of Business Development.

David P. Sweitzer has served as Executive Vice President and Chief Operating Officer of our company since October 2016. Mr. Sweitzer served as Chief Sales Officer, Executive Vice President, and Senior Vice President of Sales of SMS Assist, L.L.C., a multisite property management technology company, from March 2013 to September 2016. Mr. Sweitzer served in various roles with Oakleaf Waste Management, a provider of waste outsourcing that was acquired by Waste Management, including Director of Business Development from July 2011 to March 2013, Client Solutions Vice President from February 2009 to July 2011, and Vice President of Industrial Programs and Account Management from July 2003 to January 2010. From April 1992 to June 2003, Mr. Sweitzer served as Market Manager/Specialist of Integrated Process Technologies, L.L.C., a facility maintenance service company.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10 percent stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms filed electronically with the SEC during the fiscal year ended December 31, 2024, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock timely complied with all Section 16(a) filing requirements during such fiscal year ended December 31, 2024, except that (i) each of Daniel M. Friedberg, Audrey Dunning, Stephen Nolan and Sarah Tomolonius filed a Form 4 late with respect to a vesting of RSUs that occurred on August 16, 2024 and (ii) Stephen Nolan filed a Form 4 late with respect to a grant of DSUs made on December 29, 2023 in connection with his service as a member of the Board, all of which were due to inadvertent errors and promptly corrected.

EXECUTIVE COMPENSATION

Fiscal 2024 Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2024 and 2023, information with respect to compensation for services in all capacities to us and our subsidiaries earned by (i) our principal executive officer and (ii) our two most highly compensated executive officers other than our principal executive officer who were serving as an executive officer on December 31, 2024. We refer to these executive officers as our “named executive officers.”

				Stock and	All Other
Name and Principal Position	Year	Salary (1)	Bonus (1)	Option Awards (2)	Compensation (3)	Total
S. Ray Hatch	2024	$390,014	$—	$250,500	$30,172	$670,686
Former President, Former Chief Executive Officer, and Director	2023	$375,000	$125,000	$211,904	$29,419	$741,323

Brett W. Johnston	2024	$313,206	$—	$167,000	$35,505	$515,711
Senior Vice President and Chief	2023	$300,000	$120,000	$141,270	$28,161	$589,431
Financial Officer
David P. Sweitzer	2024	$348,534	$—	$208,750	$27,329	$584,613
Executive Vice President and	2023	$325,000	$125,000	$185,416	$29,128	$664,544
Chief Operating Officer

(1)	The amounts in this column reflect the amounts earned during the fiscal year, whether or not actually paid during such year.
(2)	The amounts in this column reflect the aggregate probable grant date fair value of stock and option awards granted to our named executive officers during the fiscal year calculated in accordance with FASB ASC Topic 718, Stock Compensation. The valuation assumptions used in determining such amounts are described in the footnotes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The amounts reported in this column do not correspond to the actual economic value that may be received by our named executive officers from their option awards. Certain of the executive compensation is in the form of DSUs, in which the stock is fully vested upon issuance with delivery deferred until the executive leaves the Company, and in RSUs, which vest over one to three years from the date of grant.

(3)	The named executive officers participate in certain group life, health, disability insurance, and medical reimbursement plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms, and operation. However, we pay all health insurance premiums for Messrs. Hatch, Johnston and Sweitzer, which amounts are included in this column. The figure shown for each named executive officer also includes employer contributions to a qualified deferred compensation plan (401(k) plan) and auto allowance. Our 401(k) plan provides employees with an opportunity to defer compensation for retirement. Employees may contribute up to 87% of compensation, subject to IRS limits. We match 100% of the first 3% and 50% of the next 2% of eligible earnings that employees contribute to the 401(k) plan. Our 2024 Employee Stock Purchase Plan (“2024 ESPP”) permits our employees and employees of our designated subsidiaries, which we refer to each as a “Participating Company,” to purchase our common stock at a discount equal to 85% of the lesser of (i) the market value of the shares on the offering date of such offering and (ii) the market value of the shares on the purchase date of such offering, subject to limits set by the Internal Revenue Code of 1986, as amended (the “Code”), and the 2024 ESPP.

Outstanding Equity Awards at Fiscal Year-End 2024

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2024.

		Option Awards
					Equity Incentive
					Plan Awards:
					Number of
					Securities
		Number of Securities			Underlying	Option	Option
		Underlying Unexercised Options (1)			Unexercised	Exercise	Expiration
Name	Grant Date	Exercisable		Unexercisable	Unearned Options	Price	Date
S. Ray Hatch	1/7/2016	250,000		—	—	$5.44	1/7/2026
	1/16/2018	100,000		—	—	$2.39	1/16/2028
	2/12/2019	150,000		—	—	$1.51	2/12/2029
	3/16/2020	160,000		—	—	$1.51	3/16/2030
	3/15/2021	80,000		—	—	$3.83	3/15/2031
	4/20/2022	35,000	(2)	17,500	—	$6.17	4/20/2032
	5/17/2023	20,000	(2)	40,000	—	$5.50	5/17/2033
David P. Sweitzer	10/3/2019	2,100		—	—	$2.45	10/3/2029
	4/20/2022	26,667	(2)	13,333	—	$6.17	4/20/2032
	5/17/2023	17,500	(2)	35,000	—	$5.50	5/17/2033
Brett W. Johnston	11/1/2022	10,000	(3)	15,000	—	$8.68	11/1/2032
	5/17/2023	13,333	(2)	26,667	—	$5.50	5/17/2033

(1)	Unless otherwise noted, all of the options granted to our named executive officers were granted under and are subject to the terms of our 2012 Incentive Compensation Plan, as amended (the “2012 Plan”).
(2)	One-third of the total number of shares underlying this option vest on each of the first, second, and third anniversary of the date of grant.
(3)	One-fifth of the total number of shares underlying this option vest on the anniversary of the date of grant until 2027. This option was not granted under the 2012 Plan.

The following table sets forth information with respect to outstanding stock-based equity awards held by our named executive officers as of December 31, 2024.

		Stock Awards
				Equity Incentive
		Equity Incentive		Plan Awards:
		Plan Awards:		Market or Payout
		Number of		Value of Unearned
		Unearned Shares,		Shares, Units or
		Units or Rights That		Other Rights That
Name	Grant Date	Have Not Vested		Have Not Vested (4)
S. Ray Hatch	6/26/2024	30,000	(1)	$195,000
	8/12/2024	30,000	(3)	$195,000
David P. Sweitzer	6/26/2024	25,000	(2)	$162,500
	8/12/2024	25,000	(3)	$162,500
Brett W. Johnston	6/26/2024	20,000	(2)	$130,000
	8/12/2024	20,000	(3)	$130,000

(1)	Granted under the 2012 Plan, these shares vest on the anniversary of the date of grant.
(2)	Granted under the 2012 Plan, these shares vest on each of the first, second, and third anniversary of the date of grant.
(3)	Granted under the 2024 Plan. Any earned PSUs will be fully vested and paid based on defined performance metrics achieved at the end of the three-year performance period. The number of shares of our common stock that each participant is eligible to receive following such period will be determined based on the initial target number of PSUs granted and the actual performance level achieved.
(4)	Payout value is based on the $6.50 closing price of QRHC common stock on December 31, 2024.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of the Company. The Compensation Committee did not consider the pay versus performance disclosure when making its compensation decisions for the 2024 fiscal year. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our named executive officers.

The following table sets forth the compensation for our principal executive officer and the average compensation for certain of our other named executive officers, each as reported in the Summary Compensation Table and with certain adjustments to reflect compensation actually paid as defined under the SEC rules. The table also provides information with respect to cumulative total shareholder return (“TSR”) and Net Income (Loss).

Pay Versus Performance
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (4)	Value of Initial Fixed $100 Investment Based on TSR (5)	Net Income (Loss)
2024	$670,686	$582,921	$550,162	$481,341	$94	$(15,063,083)
2023	$741,323	$733,374	$613,943	$613,250	$106	$(7,291,285)
2022	$874,817	$860,601	$461,012	$339,036	$88	$(6,047,986)

(1)	The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Hatch (our Principal Executive Officer, or PEO) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation - Summary Compensation Table.”
(2)	The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Hatch, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Hatch during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, refer to the following table for adjustments that were made to Mr. Hatch’s total compensation for each year to determine the compensation actually paid.
(3)	The dollar amounts reported in column (d) represent the average of the amounts reported for our non-PEO named executive officers as a group (excluding Mr. Hatch) in the “Total” column of the Summary Compensation Table in each applicable year. The non-PEO named executive officers included for purposes of calculating the average amounts in 2024 and 2023 were Messrs. Sweitzer and Johnston. The non-PEO named executive officers included for purposes of calculating the average amounts in 2022 were Messrs. Sweitzer and Johnston and Ms. Latham, our former CFO.
(4)	The dollar amounts reported in column (e) represent the amount of “compensation actually paid” to the non-PEO named executive officers, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the non-PEO named executive officers during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, refer to the following table for adjustments that were made to the non-PEO named executive officers’ total compensation for each year to determine the compensation actually paid.
(5)	TSR assumes $100 was invested in our common stock on December 31, 2021.

PEO Stock Award Adjustments
Year	Executive(s)	Summary Compensation Table Total (Average for Non-PEO Named Executive Officers)	Subtract Stock and Option Awards	Add Year-End Fair Value of Equity Awards Granted in Covered Year	Change in Value of Unvested Equity Awards Granted in Prior Years	Change in Value of Prior Year Equity Awards Vested in Covered Year	Compensation Actually Paid (Average for Non-PEO Named Executive Officers)
2024	PEO	$670,686	$(250,500)	$195,000	$(61,538)	$29,273	$582,921
2024	Non-PEO Named Executive Officers	$550,162	$(187,875)	$146,250	$(47,811)	$20,615	$481,341
2023	PEO	$741,323	$(211,904)	$261,108	$(5,930)	$(51,223)	$733,374
2023	Non-PEO Named Executive Officers	$613,943	$(163,343)	$201,271	$(17,054)	$(21,567)	$613,250
2022	PEO	$874,817	$(230,057)	$351,036	$(92,223)	$(42,972)	$860,601
2022	Non-PEO Named Executive Officers	$461,012	$(113,404)	$109,738	$(70,288)	$(48,022)	$339,036

Relationships Between Executive Compensation Actually Paid and the Company’s Financial Performance Measures

Relationship Between Compensation Actually Paid and Net Income (Loss)

As displayed in our Pay Versus Performance Table, from 2022 to 2024, our net loss increased and the compensation actually paid to our PEO and Non-PEO Named Executive Officers also decreased over those years. This does not reflect a change in our compensation practices but is rather a function of fluctuations in our stock price over the same three years. A portion of the compensation actually paid to our PEO and Non-PEO Named Executive Officers are performance-based awards, as described under “2025 Bonus Plan for Senior Management”, which is based on the satisfaction of certain performance metrics. As such, though our PEO and Non-PEO Named Executive Officers achieved strong performance metrics, net loss increased significantly from 2023 to 2024 primarily as a result of performance issues associated with a disposal group classified as held for sale at December 31, 2024, which included an impairment charge of $5.5 million in 2024. In addition, higher interest costs, which were driven by higher interest rates, and acquisition-related intangible amortization costs contributed to net losses from 2022 to 2024.

Additionally, we grant equity based compensation to our PEO and Non-PEO Named Executive Officers. Due to the fluctuation in our stock price from $6.94 at December 31, 2021 to $6.11, $7.33 and $6.50 at December 30, 2022, December 29, 2023 and December 31, 2024, respectively, the value of our option awards changed significantly in 2022, 2023 and 2024, which further accounts for much of the change in compensation actually paid over the three-year period 2022 through 2024.

Relationship Between Compensation Actually Paid and Company Total Shareholder Return

As outlined in the Pay Versus Performance Table, the fluctuations in the compensation values for our PEO and Non-PEO Named Executive Officers over the three-year period 2022 through 2024 align with the fluctuations in the Company’s TSR over this same period. A large component of our executive compensation is equity-based to align compensation with performance. We believe the equity-based compensation strongly aligns our PEO and Non-PEO Named Executive Officers’ interests with those of our stockholders to maximize long-term value and encourages long-term employment. In particular, we view stock options, which are an integral part of our executive compensation program, as related to the Company performance although not directly tied to TSR, because they provide value only if the market price of our common stock increases above the option exercise price and if the executive officer continues in our employment over the vesting period. The ultimate value of these equity awards, and the resulting impact on compensation actually paid, aligns with the Company’s TSR performance.

2025 BONUS PLAN FOR SENIOR MANAGEMENT

The bonuses paid to our named executive officers for fiscal 2024 were based on the satisfaction of certain performance metrics. The 2025 Bonus Plan for Senior Management of the Company and its subsidiaries (the “2025 Bonus Plan”) is designed to provide incentive compensation for our named executive officers. To be eligible for a bonus payout, the executive employee must be employed as of December 31 of the bonus plan year or as specified in an employment agreement with the employee.

The total potential bonus at target will be computed as a percentage of the respective executive’s total base salary as follows:

Chief Executive Officer	100%
Chief Operating Officer	80%
Chief Financial Officer	65%

Each eligible executive’s total potential bonus is computed as a percentage of total base salary received through the end of the applicable fiscal year.

The 2025 Bonus Plan is exclusively for the fiscal year ending December 31, 2025. The budget for 2025 will serve as the metrics for the 2025 Bonus Plan and the payout of any potential bonus will be dependent on the respective executives meeting certain performance thresholds. The bonus payout will be calculated based on the final audited numbers for the 2025 fiscal year, which are typically available on or before March 31 of the following year. The respective executive may elect to receive the bonus payout in cash or DSUs or in any combination thereof.

Employment and Other Agreements with Our Named Executive Officers

Perry W. Moss

We entered into a severance and change in control agreement with Mr. Moss, our President and Chief Executive Officer, on March 12, 2025. If we terminate Mr. Moss’s employment for any reason other than for good cause (as defined in the agreement) or if Mr. Moss voluntarily terminates his employment with us for good reason (as defined in the agreement), the agreement provides that (a) we will pay Mr. Moss his salary for a period of 12 months (which shall increase to 18 months if Mr. Moss has been the Chief Executive Officer of our company for at least a year) following the effective date of such termination, (b) we will pay Mr. Moss, at the same time as cash incentive bonuses are paid to other executives, a portion of the cash incentive bonus deemed by our Compensation Committee in the exercise of its sole discretion, to be earned by Mr. Moss pro rata for the period commencing on the first day of our fiscal year for which the cash incentive bonus is calculated and ending on the effective date of such termination, and (c) we shall either (i) provide coverage under our medical plan to the extent provided for Mr. Moss on the effective date of termination, such benefits to be received over a period of 12 months (which shall increase to 18 months if Mr. Moss has been the Chief Executive Officer of our company for at least a year) after the effective date of the termination or (ii) provide reimbursement for the COBRA premium for such coverage through the earlier of such 12-month period (or 18-month period if Mr. Moss has been the Chief Executive Officer of the Company for at least a year) after the effective date of the termination or the COBRA eligibility period.

The agreement further provides that, in the event of a change in control of our company (as defined in the agreement), Mr. Moss has the option to terminate his employment with us, unless (a) the provisions of the agreement remain in full force and effect as to Mr. Moss and (b) he suffers no reduction in his status, authority, or base salary following the change in control, provided that Mr. Moss will be considered to suffer a reduction in his status, authority, or base salary, only if, after the change in control, (i) he is not the President and Chief Executive Officer of the company that succeeds to our business, (ii) such company’s common stock is not listed on a national stock exchange (such as the New York Stock Exchange, the Nasdaq Stock Market, or the NYSE MKT), (iii) such company in any material respect reduces Mr. Moss’s status, authority, or base salary, or (iv) as a result of the change in control, Mr. Moss is required to relocate his principal place of business more than 50 miles from The Colony, Texas (or surrounding areas). If Mr. Moss terminates his employment with us following a change in control or if we terminate his employment without good cause, in each case during the period commencing three months before and one year following the change in control, (a) we will pay Mr. Moss’s base salary for a period of 12 months (which shall increase to18 months if Mr. Moss has been Chief Executive Officer for at least one year) following the effective date of such termination, (b) we will pay Mr. Moss an amount equal to the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination, (c) all unvested stock options held by Mr. Moss in his capacity as an employee on the effective date of termination shall vest as of the effective date of the termination, and (d) all unvested RSUs, granted after the date hereof held by Mr. Moss in his capacity as an employee on the effective date of termination shall vest as of the effective date of the termination.

The agreement also contains a provision that prohibits Mr. Moss from competing with our company for a period of 12 months following the termination of his employment with our company for any reason. The agreement further contains a provision that prohibits Mr. Moss from soliciting or hiring any of our employees for a period of 24 months following the termination of his employment with our company for any reason.

Brett W. Johnston

On May 12, 2023, we entered into a severance and change in control agreement with Brett W. Johnston, our Senior Vice President of Finance and Chief Financial Officer, effective as of the same date. If we terminate Mr. Johnston’s employment for any reason other than for good cause (as defined in the agreement) or if Mr. Johnston voluntarily terminates his employment with us for good reason (as defined in the agreement), the agreement provides that (a) we will pay Mr. Johnston his salary for a period of 12 months following the effective date of such termination and (b) we will pay Mr. Johnston, at the same time as cash incentive bonuses are paid to other executives, a portion of the cash incentive bonus deemed by our Compensation Committee in the exercise of its sole discretion, to be earned by Mr. Johnston pro rata for the period commencing on the first day of our fiscal year for which the cash incentive bonus is calculated and ending on the effective date of such termination.

The agreement further provides that, in the event of a change in control of our company (as defined in the agreement), Mr. Johnston has the option to terminate his employment with us, unless (a the provisions of the agreement remain in full force and effect as to Mr. Johnston and (b) he suffers no reduction in his status, authority, or base salary following the change in control, provided that Mr. Johnston will be considered to suffer a reduction in his status, authority, or base salary, only if, after the change in control, (i) he is not the Senior Vice President of Finance and Chief Financial Officer of the company that succeeds to our business, (ii) such company’s common stock is not listed on a national stock exchange (such as the New York Stock Exchange, the Nasdaq Stock Market, or the NYSE MKT), (iii) such company in any material respect reduces Mr. Johnston’s status, authority, or base salary, or (iv) as a result of the change in control, Mr. Johnston is required to relocate his principal place of business more than 50 miles from The Colony, Texas (or surrounding areas). If Mr. Johnston terminates his employment with us following a change in control or if we terminate his employment without good cause, in each case during the period commencing three months before and one year following the change in control, (a) we will pay Mr. Johnston’s base salary for a period of 12 months following the effective date of such termination, (b) we will pay Mr. Johnston an amount equal to the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination; provided that in the event Mr. Johnston has not been employed by us for at least two fiscal years at the time of such termination, then the cash bonus shall be in an amount equal to Mr. Johnston’s target bonus for the fiscal year in which such termination occurred, (c) all unvested stock options held by Mr. Johnston in his capacity as an employee on the effective date of termination shall vest as of the effective date of the termination, and (d) all unvested RSUs granted after the date hereof held by Mr. Johnston in his capacity as an employee on the effective date of termination shall vest as of the effective date of the termination.

The agreement also contains a provision that prohibits Mr. Johnston from competing with our company for a period of 12 months following the termination of his employment with our company for any reason. The agreement further contains a provision that prohibits Mr. Johnston from soliciting or hiring any of our employees for a period of 24 months following the termination of his employment with our company for any reason.

David P. Sweitzer

On February 15, 2017, we entered into an executive agreement with David P. Sweitzer, our Executive Vice President and Chief Operating Officer, effective as of the same date. If we terminate Mr. Sweitzer’s employment for any reason other than for good cause (as defined in the agreement) or if Mr. Sweitzer voluntarily terminates his employment with us for good reason (as defined in the agreement), the agreement provides that (a) we will pay Mr. Sweitzer his salary for a period of 12 months following the effective date of such termination and (b) we will pay Mr. Sweitzer, at the same time as cash incentive bonuses are paid to other executives, a portion of the cash incentive bonus deemed by our Compensation Committee in the exercise of its sole discretion, to be earned by Mr. Sweitzer pro rata for the period commencing on the first day of our fiscal year for which the cash incentive bonus is calculated and ending on the effective date of such termination.

The agreement further provides that, in the event of a change in control of our company (as defined in the agreement), Mr. Sweitzer has the option to terminate his employment with us, unless (a) the provisions of the agreement remain in full force and effect as to Mr. Sweitzer and (b) he suffers no reduction in his status, authority, or base salary following the change in control, provided that Mr. Sweitzer will be considered to suffer a reduction in his status, authority, or base salary, only if, after the change in control, (i) he is not the Executive Vice President and Chief Operating Officer of the company that succeeds to our business, (ii) such company’s common stock is not listed on a national stock exchange (such as the New York Stock Exchange, the Nasdaq Stock Market, or the NYSE MKT), (iii) such company in any material respect reduces Mr. Sweitzer’s status, authority, or base salary, or (iv) as a result of the change in control, Mr. Sweitzer is required to relocate his principal place of business more than 50 miles from The Colony, Texas (or surrounding areas). If Mr. Sweitzer terminates his employment with us following a change in control or if we terminate his employment without good cause, in each case during the period commencing three months before and one year following the change in control, (a) we will pay Mr. Sweitzer’s base salary for a period of 12 months following the effective date of such termination, (b) we will pay Mr. Sweitzer an amount equal to the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination, (c) all unvested stock options held by Mr. Sweitzer in his capacity as an employee on the effective date of termination shall vest as of the effective date of the termination, and (d) all unvested RSUs granted after the date hereof held by Mr. Sweitzer in his capacity as an employee on the effective date of termination shall vest as of the effective date of the termination.

The agreement also contains a provision that prohibits Mr. Sweitzer from competing with our company for a period of 12 months following the termination of his employment with our company for any reason. The agreement further contains a provision that prohibits Mr. Sweitzer from soliciting or hiring any of our employees for a period of 24 months following the termination of his employment with our company for any reason.

The employment of all of our other officers is “at will” and may be terminated by us or the officer at any time, for any reason or no reason.

DIRECTOR COMPENSATION

During fiscal 2024, we paid each non-employee director a monthly retainer, which is currently equivalent to $42,000 annually. Currently, the non-employee Chairman of the Board receives an additional $293,040 per year; the non-employee Chair of the Audit Committee receives an additional $15,750 per year; the non-employee Chair of the Compensation Committee receives an additional $10,500 per year; the non-employee Chair of the Nominations and Corporate Governance Committee receives an additional $7,875 per year; the non-employee Chair of the Strategic Planning Committee receives an additional $10,500 per year; the non-Chair members of the Audit Committee each receive an additional $7,875 per year; the non-Chair members of the Compensation Committee each receive an additional $5,250 per year; the non-Chair members of the Nominations and Corporate Governance Committee each receive an additional $3,938 per year; and the non-Chair members of the Strategic Planning Committee each receive an additional $5,250 per year. The non-employee Chair of the Financing Committee and the non-Chair members of the Financing Committee do not receive an additional fee. We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at Board of Director and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.

Effective September 1, 2019, non-employee directors can elect to receive all or a portion of their annual retainers in the form of DSUs. The DSUs are recognized at their fair value on the date of grant. Director fees deferred into stock units are calculated and expensed each month by taking fees earned during the month and dividing by the closing price of our common stock on the last trading day of the month, rounded down to the nearest whole share. Each DSU represents the right to receive one share of our common stock following the completion of a director’s service.

We also compensate our non-employee directors in the form of stock-based compensation. In May 2020, Mr. Friedberg received a 10 year option to purchase 223,295 shares of our common stock at an exercise price of $1.48 per share, with 1/12th to vest and become exercisable on the last day of each month, commencing on the last day of the month in which the options were granted. In May 2020, each non-employee member (excluding Messrs. Friedberg and Nolan) of our Board of Directors at that time received 10 year options to purchase 37,915 shares of our common stock at an exercise price of $1.48 per share, with 1/12th to vest and become exercisable on the last day of each month, commencing on the last day of the month in which the options were granted. This grant reflects the annual stock-based compensation for those directors through May 2021. In May 2021, each non-employee member of our Board of Directors at that time received a fully vested DSU award to receive 15,000 shares of our common stock valued at $4.23 per share or $63,450. In July 2021, Mr. Culpepper became a non-employee member of our Board of Directors and at that time received a fully vested DSU award to receive 15,000 shares of our common stock valued at $6.93 per share or $103,950. These grants reflect the annual stock-based compensation for those directors through May 2022. In August 2023, each non-employee member of our Board of Directors at that time received a RSU award to receive 10,176 shares of our common stock valued at $7.37 per share or $74,997. The RSUs vested and were released on the first anniversary of the date on which they were granted. These grants reflect the annual stock-based compensation for those directors through August 2024. In August 2024, each non-employee member of our Board of Directors at that time received an RSU award to receive 10,409 shares of our common stock valued at $7.565 per share or $78,744. The RSUs will vest and become exercisable on the first anniversary of the date on which they were granted. These grants reflect the annual stock-based compensation for those directors through August 2025.

The following table sets forth the compensation earned or paid by us to each non-employee director for the fiscal year ended December 31, 2024. Mr. Hatch did not receive any compensation for his service on our Board of Directors.

	Fees Earned	Stock
Name	or Paid in Cash	Awards (1)	Total
Glenn A. Culpepper	$56,444	$78,744	$135,188
Audrey P. Dunning	$55,104	$78,744	$133,848
Daniel M. Friedberg	$240,448	$190,199	$430,647
Ronald L. Miller, Jr.	$30,039	$1,201	$31,240
Stephen A. Nolan	$17,921	$119,667	$137,588
Sarah R. Tomolonius	$14,165	$119,656	$133,821

(1)	The amounts in this column reflect the aggregate grant date fair value of stock awards granted to our non-employee directors during the fiscal year ended December 31, 2024, calculated in accordance with FASB ASC Topic 718, Stock Compensation in the form of DSUs, RSUs or other stock awards.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2024:

	Stock	Option
Name	Awards (1)	Awards
Glenn A. Culpepper	25,409	25,000
Audrey P. Dunning	10,409	—
Daniel M. Friedberg	38,521	513,819
Stephen A. Nolan	76,174	176,659
Sarah R. Tomolonius	30,544	138,650

(1)	Stock awards of 10,409 units per non-employee director, in the form of RSUs, will vest and become exercisable on August 12, 2025, the first anniversary of the date on which they were granted.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2024 with respect to our common stock that may be issued under our incentive compensation plans and under other option grants.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2012 Plan (1)	2,624,079	2.95	—
2024 Plan (2)	209,416	7.63	1,540,584
Equity compensation plans not approved by security holders	277,100	$5.71	—
Total	3,110,595	$3.28	1,540,584

(1)	No new awards may be issued under the 2012 Plan. As of December 31, 2024, the number of securities to be issued upon exercise of outstanding options was 2,224,349, the number of shares of common stock to be issued under DSUs was 235,730, and the number of shares of common stock to be issued under RSUs was 164,000.
(2)	Under our 2024 Plan, an aggregate of 1,500,000 shares of our common stock was authorized for issuance pursuant to awards granted under such plan. The number of available shares will be decreased by the number of shares with respect to which awards previously granted under such plan are terminated without being exercised prior to expiration or are surrendered in payment of any awards or any tax withholding with respect thereto. As of December 31, 2024, the number of securities to be issued upon exercise of outstanding options was 10,000, the number of shares of common stock to be issued under DSUs was 15,371, the number of shares of common stock to be issued under RSUs was 54,045, and the number of shares of common stock shares to be issued under PSUs was 130,000 if the performance threshold is achieved. As of December 31, 2024, the aggregate number of shares of common stock available for future issuance pursuant to awards under our 2024 Plan was 1,290,584 and 250,000 shares of common stock were reserved for issuance under our 2024 ESPP. Our 2024 ESPP authorizes the sale of up to 250,000 shares of our common stock to employees.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee, consisting of four independent directors. All of the members of the Audit Committee are “independent” of our company and management, as independence is defined in applicable rules of Nasdaq and the SEC.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accountant is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent registered public accountant. The committee discussed with the independent registered public accountant the matters required to be discussed by the Public Company Accounting Oversight Board. This included a discussion of the independent registered public accountant’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent registered public accountant written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the committee concerning independence. The committee also discussed with the independent registered public accountant its independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accountant.

The committee discussed with the independent registered public accountant the overall scope and plans for its audit. The committee met with the independent registered public accountant, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held 11 meetings during the fiscal year ended December 31, 2024.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors agreed, that the audited financial statements could be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

The report has been furnished by the Audit Committee of our Board of Directors.

Glenn A. Culpepper, Chairman
Stephen A. Nolan
Sarah R. Tomolonius
Audrey P. Dunning

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares as of May 29, 2025 by (1) each director, nominee for director, and named executive officer of our company, (2) all directors (including the director nominee) and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

	Shares Beneficially Owned
Named Executive Officers and Directors (1):	Number (2)	Percentage (2)
S. Ray Hatch (3)	1,018,641	4.71%
Brett W. Johnston (4)	72,893	*
David P. Sweitzer (5)	116,369	*
Perry W. Moss (6)	30,000	*
Daniel M. Friedberg (7)(14)	3,388,700	15.96%
Glenn A. Culpepper (8)	60,419	*
Stephen A. Nolan (9)	329,381	1.57%
Sarah R. Tomolonius (10)	177,450	*
Audrey P. Dunning (11)	19,969	*
Robert Lipstein	2,500	*
All directors and executive officers as a group (10 persons) (12)	5,216,322	22.91%
5% Stockholders:
Wynnefield Partners Small Cap Value, L.P., et al (13)	2,734,349	13.22%
Pinnacle Family Office Investments, L.P. (14)	2,506,389	12.12%
Hampstead Park Capital Management, LLC, et al (15)	2,825,121	13.66%
Veradace Capital Management LLC, et al (16)	1,036,766	5.01%

*	Less than 1% of the outstanding shares of common stock.

(1)	Except as otherwise indicated, each person named in the table has the sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o Quest Resource Holding Corporation, 3481 Plano Parkway, Suite 100, The Colony, Texas 75056.
(2)	The number of shares beneficially owned by each person or entity is determined under the rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The number of shares shown includes, when applicable, shares owned of record by the identified person’s minor children and spouse and by other related individuals and entities over whose shares such person has custody, voting control, or power of disposition. The percentages shown are calculated based on 20,681,818 shares outstanding on May 29, 2025. The numbers and percentages shown include shares actually owned on May 29, 2025 and shares that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of May 29, 2025 upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group but are not deemed to be outstanding for the purpose of computing the percentage of shares of stock owned by any other person or group.
(3)	Includes 852,500 shares issuable upon exercise of vested stock options and 85,367 DSUs.
(4)	Includes 36,667 shares issuable upon exercise of vested stock options and 6,667 RSUs.
(5)	Includes 77,100 shares issuable upon exercise of vested stock options, 22,425 DSUs, and 8,333 RSUs.
(6)	Includes 5,537 DSUs and 6,667 RSUs.
(7)	Includes (a) 2,825,121 shares held by Hampstead Park Environmental Services Investment Fund LLC (“Hampstead Park Environmental”), (b) 513,819 shares issuable upon exercise of vested stock options, and (c) 39,584 DSUs.
(8)	Includes 25,000 shares issuable upon exercise of vested stock options and 19,243 DSUs.
(9)	Includes 176,659 shares issuable upon exercise of vested stock options and 70,546 DSUs.
(10)	Includes 138,650 shares issuable upon exercise of vested stock options and 24,874 DSUs.
(11)	Includes 1,893 DSUs.
(12)	Consists of (a) 3,104,791 shares held by the directors and current executive officers as a group, (b) 1,820,395 shares issuable upon exercise of vested stock options, (c) 269,469 DSUs, and (d) 21,667 RSUs.

(13)	Based on the statement on Form 4 filed with the SEC on March 13, 2024 by Wynnefield Partners Small Cap Value, L.P, and affiliates. The address for Wynnefield Partners Small Cap Value L.P, and affiliates is 450 Seventh Avenue, Suite 509, New York, NY 10123.
(14)	Based on the statement on Form 4 filed with the SEC on May 11, 2022, by Pinnacle Family Office Investments, L.P. The address for Pinnacle Family Office Investments, L.P. is 5910 North Central Expressway, Suite 1475, Dallas, TX 75206.
(15)	Hampstead Park Capital Management, LLC (“Hampstead Park Capital”) is the sole member of Hampstead Park Environmental and Mr. Friedberg is the Chief Executive Officer of Hampstead Park Capital; each may therefore be deemed to control Hampstead Park Environmental. The address for Hampstead Park Capital and Hampstead Park Environmental is 6 Lighthouse Lane, Old Greenwich, CT 06870.
(16)	Based on the Schedule 13G filed with the SEC on March 13, 2025 by Veradace Capital Management LLC. The address for Veradace Capital Management LLC is 2626 Cole Avenue, Suite 300, Dallas, TX 75204.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires the Audit Committee to review and approve all related party transactions and to review and make recommendations to the full Board of Directors, or approve any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by our company. We have a policy that we will not enter into any such transaction unless the transaction is determined by our disinterested directors to be fair to us or is approved by our disinterested directors or by our stockholders. Any determination by our disinterested directors is based on a review of the particular transaction, applicable laws and regulations, and policies of our company (including those set forth above under “Corporate Governance” or published on our website). As appropriate, the disinterested directors of the applicable committees of the Board of Directors shall consult with our legal counsel.

Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Nevada law, for certain liabilities to which they may become subject as a result of their affiliation with our company.

PROPOSAL TWO:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

(“SAY-ON-PAY”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our principal executive officer, our principal financial officer and our other executive officer who was serving as an executive officer on December 31, 2024), as such compensation is disclosed in the “Executive Compensation” section of this proxy statement. Our executive compensation program is designed to enable us to attract, motivate, and retain highly qualified executives. This program provides long-term stock-based incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the “Executive Compensation” section of this proxy statement for more information.

Base Salaries. We target base salaries at levels required to attract, motivate, and retain highly qualified executives with base salaries that are competitive to those of our peer companies.

Our long-term stock-based incentive compensation program is designed to align the interests of our management and the interests of our stockholders. We strongly believe in utilizing our common stock to tie executive rewards directly to our long-term success and increases in stockholder value. Grants of stock-based awards to our executive officers enable those executives to develop and maintain an ownership position in our common stock. Grants of stock-based awards are intended to result in limited rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our stockholders if the price of our common stock does appreciate. Grants of stock-based awards also are intended to align compensation with the price performance of our common stock.

Board Recommendation

Our Board of Directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the “Executive Compensation” section of this proxy statement.

The annual say-on-pay vote is advisory, and therefore not binding on our company, our Compensation Committee, or our Board of Directors. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will consider when determining executive compensation for the years to come.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE EXECUTIVE COMPENSATION SECTION OF THIS PROXY STATEMENT.

PROPOSAL THREE:

ADVISORY VOTE ON DETERMINING THE FREQUENCY OF

SAY-ON-PAY (“SAY-ON-FREQUENCY”)

Background

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. Stockholders have the option of recommending a frequency vote every year, every two years, or every three years or abstaining from making a recommendation.

Summary and Board Recommendation

Our Board of Directors has considered the advantages and disadvantages of the frequency of the say-on-pay vote. Based on its analysis, our Board of Directors believes that an annual advisory vote on executive compensation would be the most meaningful for our Board of Directors and our Compensation Committee and best serve the interests of our company and its stockholders. Our Board of Directors believes an annual advisory vote will provide the most timely feedback on executive compensation arrangements, plans, programs, and policies as executive compensation disclosures are made annually.

Stockholders should recognize, however, it may not be appropriate or feasible to change compensation programs already in place for the year in which the vote occurs since the advisory vote on executive compensation will take place after the beginning of the compensation year. Stockholders also should recognize that their recommendation may be modified in the future if an annual frequency vote becomes burdensome or otherwise proves to be less helpful than originally expected.

We will consider stockholders to have expressed a preference for the frequency that receives the largest number of favorable votes. Our Board of Directors also may from time to time decide that it is in the best interests of our company and its stockholders to hold the frequency vote more or less frequently than the non-binding option preferred by our stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “ONE YEAR” ON THE PROPOSAL TO DETERMINE THE FREQUENCY OF SAY-ON-PAY.

PROPOSAL FOUR:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The firm of Semple, Marchal and Cooper, LLP, an independent registered public accounting firm, has audited the financial statements of our company and/or its predecessors since 2010. Our Audit Committee has appointed Semple, Marchal and Cooper, LLP to audit the consolidated financial statements of our company for the fiscal year ending December 31, 2025 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of Semple, Marchal and Cooper, LLP will be present at the Annual Meeting via telephone, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Audit Committee has considered whether the provision of non-audit services by our independent registered public accountant is compatible with maintaining their independence.

Audit Fees and Audit-Related Fees

The aggregate fees billed to our company by Semple, Marchal and Cooper, LLP for the fiscal years ended December 31, 2024 and 2023 are as follows:

	2024	2023
Audit Fees (1)	$683,214	$521,645
Audit-Related Fees (2)	16,914	23,301
Tax Fees (3)	—	—
All Other Fees (4)	33,193	28,669
Total	$733,321	$573,615

(1)	Audit fees consist of billings for professional services normally provided in connection with statutory and regulatory filings including (i) fees associated with the audits of our consolidated financial statements and the audit of our internal control over financial reporting, and (ii) fees associated with our quarterly reviews.
(2)	Audit-related fees consist of billings for professional services for the review of SEC filings or other reports containing the audited financial statements including registration statements.
(3)	Tax fees consist primarily of tax related advisory services.
(4)	All other fees include general advisory professional services primarily related to research on accounting or other regulatory matters, and acquisition audits.

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accountant. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accountant, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate the pre-approval of services to be performed by the independent registered public accountant to management.

Our Audit Committee requires that the independent registered public accountant, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us. In connection with any request for pre-approval, the Audit Committee must be informed about the services to be provided and the detail as to the particular services to be provided.

All of the services provided by Semple, Marchal and Cooper, LLP described above under the caption “Audit-Related Fees” were approved by our Board of Directors or by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF SEMPLE, MARCHAL AND COOPER, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Deadline for the Submission of Stockholder Proposals for Inclusion in our Proxy Statement for our 2026 Annual Meeting

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material for our 2026 Annual Meeting of Stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A under the Exchange Act and must be submitted in writing by notice delivered to our Secretary at Quest Resource Holding Corporation, 3481 Plano Parkway, Suite 100, The Colony, Texas 75056, Attention: Secretary. Any such proposal must be received at least 120 days before the anniversary of the prior year’s proxy statement (by February 10, 2026), unless the date of our 2025 Annual Meeting of Stockholders is changed by more than 30 days from July 8, 2026, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Deadline and Procedures under our Bylaws for Stockholder Notice of Nomination of Director Candidates and for Other Proposals

Our bylaws establish an advance notice procedure for stockholders who wish to nominate persons for election as a director or to introduce an item of other business at our 2026 Annual Meeting of Stockholders, but do not intend for such nominee or business to be included in our proxy statement. To be timely under these procedures, notice of such nomination or business related to our 2026 Annual Meeting of Stockholders must comply with the requirements in our bylaws and must be received by us (a) no earlier than the close of business on March 10, 2026 and no later than the close of business on April 9, 2026; or (b) if our 2026 Annual Meeting of Stockholders is held before June 8, 2026 or after September 6, 2026, no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such annual meeting is first made in order to be considered at such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

In addition to the requirements contained in our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than May 9, 2026 (the 60th day prior to the first anniversary of the annual meeting for the preceding year’s annual meeting).

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy statement and annual report and would like to participate in our householding program, please contact Continental Stock Transfer & Trust Company by calling (212) 509-4000, or by writing to Continental Stock Transfer & Trust Company, 1 State Street 30th Floor, New York, New York 10004. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our proxy statement and annual report, please contact Continental Stock Transfer & Trust Company as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker, or other holder of record to request information about householding.

OTHER MATTERS

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares they represent as our Board of Directors may recommend.

Dated: June 10, 2025

P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting**:

Your control number

Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

Quest Resource Holding Corporation

Annual Meeting of Stockholders

For Stockholders of record as of May 29, 2025

Tuesday, July 8, 2025 9:00 AM, Central Time

3481 Plano Pkwy, Suite 100, The Colony, TX 75056

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 11:59 PM, Central Time, July 7, 2025.

Internet:
www.proxypush.com/QRHC
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-390-5268
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

The undersigned hereby appoints Daniel M. Friedberg and Perry W. Moss (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Quest Resource Holding Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Quest Resource Holding Corporation Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 4
THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR.

PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1. To elect two directors, each to serve for a three-year term expiring in 2028.					
	FOR	AGAINST	ABSTAIN		
1.01 Glenn A. Culpepper	☐	☐	☐		FOR
1.02 Sarah R. Tomolonius	☐	☐	☐		FOR
	FOR	AGAINST	ABSTAIN		
2. To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2024, or say-on-pay.	☐	☐	☐		FOR
	1YR	2YR	3YR	ABSTAIN	
3. To provide a non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers, or say-on-frequency.	☐	☐	☐	☐	1 YEAR
	FOR	AGAINST	ABSTAIN		
4. To ratify the appointment of Semple, Marchal and Cooper, LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending December 31, 2025.	☐	☐	☐		FOR
NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.					

☐ **Check here if you would like to attend the meeting in person.**

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date

Signature (if held jointly) Date